Exhibit 99.1

Millipore Shareholders Approve Acquisition by Merck KGaA

-- Transaction Expected to Close in Early Q3 2010 --

BILLERICA, Massachusetts—June 3, 2010—Millipore Corporation (NYSE:MIL), a leading provider of technologies, tools and services for the global life science industry, today announced that its shareholders voted at a Special Meeting of Shareholders to approve the previously-announced acquisition of all outstanding shares of common stock of Millipore by Merck KGaA of Germany, the global pharmaceutical and chemical company.

Based upon final voting results, approximately 79 percent of outstanding shares were voted, of which approximately 98 percent were voted in favor of the acquisition.

“The overwhelming shareholder approval of the transaction is a testament to the value we have created for our shareholders, customers and employees over the past five years. The approval moves us another important step closer to officially becoming part of Merck KGaA,” said Martin Madaus, Chairman, President and CEO of Millipore. “The proposed combination will position Millipore well for continued growth, offering greater global capabilities in R&D, manufacturing and customer service, while allowing us to maintain our headquarters in Billerica, Massachusetts.”

On February 28, 2010, Merck and Millipore announced a definitive agreement under which Merck will acquire all outstanding shares of common stock of Millipore, for $107 per share in cash, or a total transaction value, including net debt, of approximately $7.2 billion.

Completion of the acquisition requires the satisfaction of other customary conditions, including antitrust clearance. In the U.S., the waiting period for antitrust review of the proposed transaction under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 expired on April 19, 2010 without the Department of Justice or the Federal Trade Commission having issued a request for additional information.

On June 2, 2010 Merck filed a notification of the concentration with the European Commission. The parties had previously made filings required under competition laws in other jurisdictions. Both companies also received confirmation that the Committee on Foreign Investments in the United States ("CFIUS") has concluded its investigation of the proposed transaction, and has determined that there are no unresolved national security concerns associated with it.

Millipore anticipates that the transaction will be completed early in the third quarter of 2010, at which time all outstanding shares of Millipore common stock will be exchanged for the agreed cash payment.

About Millipore
Millipore (NYSE: MIL) is a life science leader providing cutting-edge technologies, tools, and services for bioscience research and biopharmaceutical manufacturing. As a strategic partner, we collaborate with customers to confront the world's challenging human health issues. From research to development to production, our scientific expertise and innovative solutions help customers tackle their most complex problems and achieve their goals. Millipore Corporation is an S&P 500 company with more than 6,000 employees in 30 countries worldwide.

Forward Looking Statements:

The matters discussed herein, as well as in future oral and written statements by management of Millipore Corporation that are forward-looking statements, are based on current management expectations that involve substantial risks and uncertainties which could cause actual results to differ materially from the results expressed in, or implied by, these forward-looking statements.

Potential risks and uncertainties that could affect Millipore's future operating results include, without limitation, failure to achieve design wins into our pharmaceutical and biotechnology customers’ manufacturing design phase for a particular drug; delay, suspension or termination of a customer’s volume production; lack of availability of raw materials or component products on a timely basis; regulatory delay in the approval of customers’ therapeutics; limitations on cash flow available for operations and investment due to debt service obligations; the inability to establish and maintain necessary product and process quality levels; reduced demand for animal-derived cell culture products; the inability to realize the expected benefits of development, marketing, licensing and other alliances; competitive factors such as new membrane or chromatography technology; the inability to achieve anticipated cost benefits of our supply chain initiatives; risks relating to our concentration of principal manufacturing operations; the inability to utilize technology in current or planned products due to overriding rights by third parties; potential environmental liabilities; conditions in the economy in general and in the bioscience and bioprocess markets in particular; foreign exchange fluctuations; reduced private and government research funding; exposure to product liability claims; and difficulties inherent in transferring or outsourcing of manufacturing operations.  Please refer to our filings with the SEC, including our most recent Annual Report on Form 10-K, for more information on these and other risks that could cause actual results to differ.

Contacts:

Millipore Corporation
Joshua Young, 978-715-1527 or 800-225-3384
Director, Investor Relations
joshua young@millipore.com

or

Karen Hall, 978-715-1567
Director, Corporate Communications
karen hall@millipore.com